Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Jim Shaffer (515) 965-6107

Casey’s Reports Third Quarter Results

Ankeny, Iowa, March 3, 2004—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported earnings for the third quarter ended January 31, 2003 and for the fiscal year to date. Quarterly diluted earnings per share were $0.12, down from $0.16 a year ago. Quarterly pretax income decreased to $4.7 million from $12.6 million, and net income dropped to $5.8 million from $7.9 million. Included in the $5.8 million was $2.9 million, or $0.057 per share, related to one-time tax benefits and a change in the fiscal 2004 effective tax rate. Year-to-date diluted earnings per share rose to $0.71 from $0.69, and net income was up to $35.4 million from $34.3 million.

In the third quarter of fiscal 2004, the Company changed to FIFO from LIFO for valuing gasoline inventory. The historical financials presented were adjusted in accordance with GAAP to reflect FIFO valuation, and prior-year third quarter earnings per share were adjusted to $0.16 from $0.14.

Total gross profit was down 3.3% to $95.7 million for the quarter and up 3.4% to $327.1 million year to date. Chairman and CEO Ronald M. Lamb said, “It is our intent that total gross profit growth should outpace that of operating expenses. Year-to-date operating expenses were up an acceptable 5.5%. The problem with gross profit came from a combination of third quarter gas and cigarette margins.”

It is a Company goal to increase gasoline gross profit by fine-tuning mechanisms for balancing gallons sold and average margin per gallon. For the third quarter, gallons sold were up 3.7% to 240.6 million, average margin per gallon declined 2.8 cents to 9.1 cents, and gasoline gross profit was down to $21.8 million from $27.5 million. “Fine-tuning could not overcome rising gasoline costs and adverse winter weather,” Lamb explained. “We expect demand to increase in the coming months.” For the year to date, gallons sold were up 6.3% to 751.8 million, average margin per gallon was slightly below the historical average at 10.3 cents, and gasoline gross profit was down 1.9% to $77.3 million.

The Company’s grocery & other merchandise category had a third quarter sales increase of 1.9% to $153 million. The quarterly average margin was up 20 basis points to 30.8%, and gross profit was up 2.8% to $47.2 million. Results were affected by disappointing cigarette sales and tobacco margins due to changes in manufacturers’ wholesale programs and retail display allowances as well as a continued consumer shift to lower-price brands. Lamb elaborated: “Excluding cigarettes, third quarter sales were up nearly 8% and the average margin improved 140 basis points, so the impact was considerable. We have responded by renegotiating contracts and adding more discount brands. We expect improvement over the next few quarters.”

For the year to date, grocery & other merchandise sales were up 2.6% to $517.1 million with an average margin that held steady at 31.6%. The category’s gross profit was up 2.6% to $163.2 million. Management noted upward trends in sales and margins for seasonal and specialty merchandise and new age drinks.

Prepared food & fountain sales were up 7.9% to $43.9 million for the third quarter and also up 7.9% to $138.7 million for the year to date. The average margin was 60.3% for the quarter and 61.3% for the year to date. Third quarter gross profit was up 8.2% to $26.5 million, and year-to-date gross profit was up 10.7% to $85.1 million. “The numbers reflect the popularity of our new products,” Lamb stated, “and we’re confident of continued growth. We believe we will sustain a margin in the low 60s for the fiscal year.”

Third quarter inside sales came to $196.8 million, up 3.2%. For the year to date, inside sales were up 3.7% to $655.7 million and the gross margin was up 60 basis points to 37.9%. “One of our goals,” said Lamb, “is to raise the gross profit on inside sales by using point-of-sale (POS) data to improve merchandising and manage margins. Third quarter inside sales gross profit was up 4.5% to $73.6 million, and the year-to-date increase was 5.3% to $248.3 million.” The Company now has 395 stores operating with full POS.

“In addition to improving the performance of stores we already own, we’re using our excellent financial position to be more aggressive in acquiring stores,” Lamb stated. Year to date, Casey’s has built 15 new stores, purchased 9 franchise stores, acquired 4 competitor stores, and reached agreements to buy 15 stores in the fourth quarter.

At its March 2, 2004 meeting, the Board of Directors declared a regular quarterly dividend of $0.035 per share, payable May 17, 2004 to shareholders of record on May 3, 2004. Upon recommendation of the Nominating Committee, the Board appointed two new directors. Johnny Danos is President of the Greater Des Moines Community Foundation. He was employed by KPMG for 31 years, including 12 years as a managing partner, until retiring in 1994. William Kimball is the retired chairman and CEO of Medicap Pharmacies, Inc., a national franchisor of community retail pharmacies with 200 locations in 36 states. Each will serve until the next Annual Meeting of Shareholders in September of 2004.

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Casey’s General Stores, Inc. Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share amounts)

	Three months ended January 31,		Nine months ended January 31,
	2004	2003	2004	2003
Net sales	$544,951	$511,948	$1,765,266	$1,610,925
Franchise revenue	394	589	1,360	1,946

Total revenue	$545,345	$512,537	$1,766,626	$1,612,871

Cost of goods sold	$449,292	$413,020	$1,438,466	$1,294,535
Operating expenses	75,898	71,732	230,612	218,680
Depreciation and amortization	12,460	11,921	36,942	35,316
Interest, net	2,989	3,270	9,290	9,800

	$540,639	$499,943	$1,715,310	$1,558,331

Income before income taxes	$4,706	$12,594	$51,316	$54,540
Federal and state income Taxes (benefit)	(1,135)	4,685	15,878	20,289

Net income	$5,841	$7,909	$35,438	$34,251

Basic earnings per share	$.12	$.16	$.71	$.69
Weighted average shares outstanding	49,925	49,650	49,833	49,640
Diluted earnings per share	$.12	$.16	$.71	$.69
Weighted average shares outstanding	50,151	49,744	49,995	49,732

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	(unaudited) January 31, 2004	April 30, 2003
Assets
Current assets
Cash and cash equivalents	$46,219	$40,544
Receivables	5,427	5,742
Inventories	72,976	65,259
Prepaid expenses	4,883	4,590
Income taxes receivable	9,091	2,161

Total current assets	$138,596	$118,296

Other assets, net of amortization	1,035	808
Property and equipment, net of accumulated depreciation January 31, 2004 $400,003 April 30, 2003 $368,123	676,710	657,643

Total assets	$816,341	$776,747

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$25,889	$19,897
Accounts payable	73,535	64,880
Accrued expenses	28,701	32,561

Total current liabilities	$128,125	$117,338

Long-term debt, net of current maturities	$147,490	$162,394
Deferred income taxes	95,121	86,871
Deferred compensation	5,247	4,484

Total liabilities	$375,983	$371,087

Total shareholders’ equity	440,358	405,660

Total liabilities and shareholders’ equity	$816,341	$776,747

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Dollars in thousands)

Nine months ended 1/31/04	Gasoline	Grocery & other merchandise	Prepared food & fountain	Other	Total
Sales	$1,090,792	$517,052	$138,692	$18,730	$1,765,266
Gross profit	$77,326	$163,230	$85,074	$1,470	$327,100
Margin	7.1%	31.6%	61.3%	7.8%	18.5%
Gasoline Gallons	751,793
Nine months ended 1/31/03
Sales	$946,526	$504,046	$128,492	$31,861	$1,610,925
Gross profit	$78,846	$150,019	$76,869	$1,656	$316,390
Margin	8.3%	31.6%	59.8%	5.2%	19.6%
Gasoline Gallons	707,124

Gasoline Gallons

Same Store Sales Growth

(Stores open for at least one full year)

	Q1	Q2	Q3	Q4	Fiscal Year
F2004	6.4%	3.4%	0.7%		3.6%
F2003	-5.5	-5.1	-4.4	4.1	-3.0
F2002	6.3	11.5	17.7	2.0	9.2
F2001	-1.2	-6.0	-10.7	-4.7	-5.6

Grocery & Other Merchandise

Same Store Sales Growth

(Stores open for at least one full year)

	Q1	Q2	Q3	Q4	Fiscal Year
F2004	0.6%	-0.5%	-1.2%		-0.3%
F2003	4.2	0.8	-3.1	-1.9	0.2
F2002	8.7	10.6	19.0	9.7	11.7
F2001	5.1	0.3	-6.4	-2.2	-0.6

Prepared Food & Fountain

Same Store Sales Growth

(Stores open for at least one full year)

	Q1	Q2	Q3	Q4	Fiscal Year
F2004	5.8%	4.1%	4.5%		4.8%
F2003	2.8	2.0	-2.9	2.4	1.1
F2002	7.0	7.6	15.4	3.5	8.3
F2001	3.0	2.9	2.0	3.7	2.9

Gasoline Margin

(Cents per gallon)

	Q1		Q2		Q3	Q4	Year
F2004	9.8	¢	11.9	¢	9.1		10.3	¢
F2003	9.9		11.7		11.9	10.4	11.0
F2002	9.3		10.2		7.5	10.4	9.3
F2001	13.6		12.2		11.9	9.6	11.9

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2004	31.5%	32.3%	30.8%		31.6%
F2003	31.0	33.0	30.6	31.2	31.5
F2002	32.9	30.6	27.0	30.4	30.3
F2001	32.1	34.3	32.4	30.7	32.4

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2004	60.8%	62.8%	60.3%		61.3%
F2003	59.1	60.1	60.3	58.0	59.4
F2002	54.9	53.9	56.8	56.2	55.4
F2001	57.3	56.9	56.6	54.3	56.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 4, 2004. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.